December 5, 2024

Yin Yan
Chief Executive Officer
Bio Essence Corp
12 Chrysler, Unit B
Irvine, CA 92618

       Re: Bio Essence Corp
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 000-56263
Dear Yin Yan:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences